Exhibit 10.13

CAPITAL SOUTHWEST CORPORATION

Amended and Restated Cash Incentive Award Agreement

This Amended and Restated Cash Incentive Award Agreement (this “Agreement”) is entered into as of _______, 2015 (the “Effective Date”), between Capital Southwest Corporation (the “Company”), and ____________________ (the “Executive”).

WHEREAS, the Company and Executive currently are parties to a Cash Incentive Award Agreement, dated August 28, 2014 (the “Prior Agreement”), and the Company and the Executive desire to amend and restate the Prior Agreement; and

WHEREAS, this Agreement shall supersede and completely replace the Prior Agreement as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.               Grant of Cash Incentive Award.  Subject to the terms of this Agreement, effective as of the Grant Date, the Executive is hereby granted a cash incentive award (the “Cash Incentive Award”) in an amount equal to the Excess Award Value.  The Cash Incentive Award shall become earned and vested as described in Section 3 and the Earned Cash Incentive Award (as defined in Section 3) shall be paid in accordance with Section 4.  The purpose of the Cash Incentive Award is to align the compensation of the Executive with the Company’s key strategic objective of increasing the market value of the Company’s shares through a transformative transaction for the benefit of the Company’s shareholders.

2.               Defined Terms.  For purposes of this Agreement,

(a)             “Aggregate Base Value” means the product of (i) $36.16 and (ii) the Fully Diluted Shares of the Company outstanding as of the Grant Date, i.e., $557,353,318.

(b)            “Aggregate Trigger Event Value” means the sum of (i) the product of (A) the VWAP of one share of Common Stock of the Company over the 20 consecutive trading days immediately preceding the Trigger Event Date and (B) the Fully Diluted Shares of the Company outstanding as of the Trigger Event Date, plus, except as specified in clause (ii), the aggregate value of all dividends and distributions paid on Common Stock of the Company from the Grant Date through the Trigger Event Date, and (ii) if the Trigger Event results in a distribution of shares of a newly formed  entity to the Company stockholders (“Spinco”), the product of (A) the VWAP of one share of Spinco common stock over the 20 consecutive trading days immediately preceding the Trigger Event Date and (B) the Fully Diluted Shares of Spinco outstanding as of the Trigger Event Date, provided that if the Trigger Event is a going private transaction, the Aggregate Trigger Event Value shall be the Sale Consideration Value.

(c)             “Common Stock” means the common stock, par value $.25 per share, of the Company.

(d)            “Equity Award Value” means the sum of (i) the Restricted Stock Value and (ii) the Option Award Value.

(e)             “Excess Award Value” means the positive difference, if any, between (i) the Total Payout Amount minus (ii) the Equity Award Value.

(f)              “Fully Diluted Shares” means, at any time of determination, the number of shares of common stock of the applicable entity outstanding at such time, plus the number of shares of  common stock of such entity issuable upon exercise or conversion or otherwise pursuant to any in-the-money common stock equivalents of such entity outstanding at such time.

(g)            “Grant Date” means August 28, 2014.

(h)            “Option Award Value” means the positive difference, if any, between (i) the sum of (A) the product of (I) the number of shares of Common Stock of the Company underlying the options awarded to the Executive under the nonqualified option grant of even date herewith and (II) the VWAP of one share of Common Stock of the Company over the 20 consecutive trading days immediately preceding the Trigger Event Date and (B) if the Trigger Event results in a distribution of shares of Spinco to the Company shareholders, the product of (I) the number of shares of Spinco common stock that would be distributed upon exercise of such nonqualified option grant and (II) the VWAP of one share of Spinco common stock over the 20 consecutive trading days immediately preceding the Trigger Event Date minus (ii) the aggregate exercise price payable under such nonqualified option grant, provided that if the Trigger Event is a going private transaction, the Option Award Value shall be the Sale Consideration Value payable in respect of the options awarded to the Executive under the nonqualified option grant of even date herewith.

(i)              “Restricted Stock Value” means (i) the product of (A) the aggregate number of shares of restricted Common Stock of the Company granted to the Executive under the restricted stock award agreement of even date herewith and (B) the VWAP of one share of Common Stock of the Company over the 20 consecutive trading days immediately preceding the Trigger Event Date, plus, except as specified in clause (ii), the aggregate value of all dividends and distributions, if any, paid on the restricted Common Stock of the Company granted to the Executive under the restricted stock award agreement of even date herewith from the Grant Date through the Trigger Event Date and (ii) if the Trigger Event results in a distribution of shares of Spinco to the Company shareholders, the product of (A) the number of shares of Spinco common stock distributed in respect of the restricted Common Stock awarded under the restricted stock award agreement of even date herewith and (B) the VWAP of one share of Spinco common stock over the 20 consecutive trading days immediately preceding the Trigger Event Date, provided that if the Trigger Event is a going private transaction, the Restricted Stock Value shall be the Sale Consideration Value payable in respect of the restricted Common Stock awarded under the Executive’s restricted stock award agreement of even date therewith.

(j)              “Sale Consideration Value” means, in the event the Trigger Event is a going private transaction, the fair market value as of the Trigger Event Date of the aggregate consideration received by the holders of Common Stock and common stock equivalents of the Company in such transaction, as determined in good faith by the board of directors of the Company.

(k)             “Total Payout Amount” means (i) two percent (2%) of the positive difference, if any, of (A) the Aggregate Trigger Event Value less (B) the Aggregate Base Value (such difference, the “Equity Value Accretion”), up to $7.5 million, plus (ii) ___ percent (___%)for any excess Equity Value Accretion over $7.5 million.

(l)              “Trigger Event Date” means the 90th day following the consummation of the Trigger Event, unless the Trigger Event is a going private transaction, in which case the Trigger Event Date shall be the closing date of such transaction.

(m)            “Trigger Event” means a transformative transaction intended to increase the market value of the Company equity for the benefit of its shareholders, which may involve, for example, a spinoff of one or more wholly-owned subsidiaries of the Company (collectively, “Spinco”), a going private transaction, a leveraged recapitalization, or termination of the Company’s regulated investment company status.

(n)            “VWAP” means, for the relevant security, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on the Bloomberg AQR page for the relevant security (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session over the relevant determination period (or if such volume-weighted average price is unavailable, the market value of one share on each trading day during the relevant determination period, determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company).  The VWAP will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

3.               Award Vesting.

(a)            The Cash Incentive Award shall be unearned and unvested unless and until it becomes earned and vested and nonforfeitable in accordance with this Section 3.  The Cash Incentive Award shall vest and be earned and payable as follows: (i) 1/3 on the Trigger Event Date; (ii) an additional 1/3 on the first anniversary of the Trigger Event Date; and (iii) the final 1/3 on the second anniversary of the Trigger Event Date.  Any portion of the Cash Incentive Award granted pursuant to this Agreement that becomes earned in accordance with this Agreement shall be referred to herein as “Earned Cash Incentive Award.”

(b)            Notwithstanding the foregoing, the Cash Incentive Award shall automatically become earned and vested in full upon a Termination of Service following the Trigger Event Date under any of the following circumstances: (i) by the Executive for Good Reason; (ii) by the Company Group member employing the Executive without Cause; (iii) due to the Executive’s Disability; or (iv) due to the Executive’s death.  In the event a Termination of Service occurs on or before the Trigger Event Date for one of the reasons described in this Section 3(b), the Cash Incentive Award shall become earned and vested in full upon the Trigger Event Date.  For purposes hereof,

(i)	“Cause” means, with respect to the Executive, (A) commission of any act or acts of personal dishonesty intended to result in substantial personal enrichment to the Executive to the detriment of the applicable Company Group member, (B) conviction of, or entering into a plea of nolo contendere to, a felony, (C) the Executive’s repeated failure to perform his or her responsibilities that are demonstrably willful and deliberate, provided that such failures have continued for more than 30 days following written notice from the employer of its intent to terminate his employment based on such failures, (D) intentional, repeated or continuing violation of any of the applicable Company Group member’s policies or procedures that occurs or continues after notice to the Executive that he or she has violated such policy or procedure or (E) any material breach of a written covenant or agreement with the applicable Company Group member or material breach of fiduciary duty to the applicable Company Group member, provided that such breach is not corrected, to the extent correctible, within 30 days following written notice from the employer of its intent to terminate his employment based on such breach;

(ii)	“Disability” shall have the meaning set forth in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended;

(iii)	“Good Reason” means the occurrence of any of the following: (A) a material breach of the Executive’s employment agreement by the employer; (B) a reduction in the Executive’s title or a material reduction in the Executive’s duties, authorities, and/or responsibilities; (C) a material reduction in the Executive’s compensation or benefits; or (D) a requirement by the employer, without the Executive’s consent, that Executive relocate to a location greater than thirty‑five (35) miles from the Executive’s place of residence; provided, however, such events will not constitute “Good Reason” unless (1) the Executive gives the employer notice of the existence of an event described above within ninety (90) days following the initial occurrence thereof, (2) the employer does not remedy such event within thirty (30) days of receiving the notice described in the preceding clause (1) and (3) the Executive terminates employment within twelve (12) months of the end of the cure period described in the preceding clause (2); and

(iv)	“Termination of Service” means the termination of employment of the Executive by the Company and all subsidiaries of the Company, including Spinco (the “Company Group”). For purposes of this Agreement, the transfer of the Executive’s employment to Spinco will not constitute a Termination of Service and the Executive will be considered, for purposes of this Agreement, to be a continuing employee of the Company Group for so long as the Executive’s employment with Spinco continues, notwithstanding that Spinco ceases to be a subsidiary of the Company. The Executive’s service shall not be deemed to have terminated because of a change in the entity for which the Executive renders such service, provided that there is no material interruption or termination of the Executive’s service. Furthermore, the Executive’s service with the Company Group shall not be deemed to have terminated if the Executive takes any military leave, sick leave, or other bona fide leave of absence approved by the Company or Spinco, as applicable.

(c)            Except with respect to a Termination of Service for one of the reasons described in Section 3(b), any portion of the Cash Incentive Award that remains unvested and unearned as of the Termination of Service of the Executive shall expire and be forfeited immediately upon such Termination of Service and the Executive shall have no further rights with respect to any remaining portion of the Cash Incentive Award.

4.                Settlement and Payment. The Earned Cash Incentive Award shall be paid as promptly as practicable following the date such amount becomes vested and earned, and in any event not later than 60 days following such date.

5.               Withholding.  All payments under this Agreement are subject to withholding of all applicable taxes.

6.               Transferability. The Cash Incentive Award is not transferable except as designated by the Executive by will or by the laws of descent and distribution.

7.               Heirs and Successors. If any benefits deliverable to the Executive under this Agreement have not been delivered at the time of the Executive’s death, such rights shall be delivered to the Executive’s estate.

8.               Administration.  The authority to administer and interpret this Agreement shall be vested in the compensation committee of the board of directors of the Company.  Any interpretation of the Agreement by the committee and any decision made by it with respect to the Agreement is final and binding on all persons.  Notwithstanding anything herein to the contrary, the Company reserves the right, in its sole discretion, to terminate the Cash Incentive Award or to reduce the Total Payout Amount at any time prior to the occurrence of a Trigger Event.

9.               Notices.  Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to Company at its principal offices, to the Executive at the Executive’s address set forth below or, in either case, such other address as one party may designate in writing to the other.

10.            Governing Law.  The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Texas and applicable federal law.

11.            Amendments.  This Agreement may not be amended or modified other than by a writing executed by both parties.

12.            Award Not Contract of Employment.  The award granted hereunder does not constitute a contract of employment or continued service, and the grant of the award will not give the Executive the right to be retained in the employ or service of the Company or other member of the Company Group, unless such right or claim has specifically accrued under the terms of this Agreement.

13.            Severability.  If a provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions will nonetheless be enforceable according to their terms.  Further, if any provision is held to be overbroad as written, that provision shall be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.

14.            Section 409A Rules.  To the fullest extent possible, amounts and other benefits payable under this Agreement are intended to comply with or be exempt from the provisions of section 409A of the Internal Revenue Code of 1986, as amended.  This Agreement will be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent; provided, however, that the Company does not guarantee the tax treatment of the award granted hereunder.